Exhibit 99.1

Biofrontera Inc. Reports First Quarter 2023 Financial Results and Provides a Business Update

Conference call begins at 8:30 a.m. Eastern time today

WOBURN, Mass. (May 12, 2023) – Biofrontera Inc. (Nasdaq: BFRI) (the “Company”), a biopharmaceutical company specializing in the commercialization of dermatologic products, today reported financial results for the three months ended March 31, 2023 and provided a business update.

Highlights from the first quarter of 2023 and subsequent weeks included the following:

●	Total revenues for the first quarter of 2023 were $8.7 million with both January and February at record-high monthly sales volumes
●	Cash and cash equivalents were $13.5 million as of March 31, 2023, compared with $17.2 million on December 31, 2022
●	Equity investment in shares of Biofrontera AG were $7.6 million as of March 31, 2023
●	Entered into secured line of credit with borrowing up to $6.5 million
●	Significantly strengthened the commercial team including adding a new sales region and increasing the size of the salesforce by nearly 30%, now covering 40 territories
●	Announced first patient dosed in a pivotal Phase 3 clinical study evaluating Ameluz®-PDT for the treatment of actinic keratosis (AK) on the extremities, neck and trunk
●	Announced last patient out in a Phase 1 clinical study evaluating the safety and tolerability of treating AK using three tubes of Ameluz®

Management Commentary

“Our sales team kicked off the year by producing record-high results in January and February, while quarterly sales growth is against a prior-year comparison that included considerable buy-in ahead of the April 2022 price increase. In fact, Ameluz tube volumes for the first quarter of 2023 exceeded any other first quarter that was not aided by a pending price increase, by at least 30%,” said Fred Leffler, Chief Financial Officer of Biofrontera Inc. “These metrics reflect the effective integration and mobilization of our recently bolstered sales force and give us confidence in affirming our full-year revenue expectations.”

“As we continue gaining market share for Ameluz-PDT, we look to a number of upcoming milestones from ongoing clinical trials to further expand the FDA label for Ameluz. These 2023 catalysts include reporting topline results from a three-tube study and completing enrollment in the Phase 3 extremities, neck and trunk clinical study and the Phase 3 basal cell carcinoma study,” he added.

First Quarter Financial Results

Total revenues for the first quarter of 2023 were $8.7 million compared with $9.8 million for the first quarter of 2022. The decrease is due to customer buy-in during the first quarter of 2022 prior to a planned price increase on April 1, 2022. The Company did not increase the price of Ameluz in 2023, and therefore did not see a similar buy-in effect from customers. First quarter 2023 revenues were 30% higher than any prior first quarter that did not benefit from a price increase.

Total operating expenses were $14.2 million for the first quarter of 2023 compared with $12.9 million for the first quarter of 2022. Cost of revenues was $4.6 million for the first quarter of 2023 compared with $5.2 million for the prior-year quarter, with the decline driven by lower Ameluz product revenue. Selling, general and administrative expenses were $9.8 million for the first quarter of 2023 compared with $7.7 million for the first quarter of 2022. The increase was primarily due to higher legal expenses resulting from a legal settlement in the first quarter.

The net loss for the first quarter of 2023 was $7.5 million, or $(0.28) per share, compared with net income of $5.6 million, or $0.32 per diluted share, for the prior-year quarter.

Adjusted EBITDA for the first quarter of 2023 was negative $4.0 million compared with negative $2.4 million for the first quarter of 2022, reflecting lower revenues in the 2023 quarter. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, and certain other non-recurring or non-cash items.

The below table presents a reconciliation from net income (loss) to Adjusted EBITDA for the first quarters of 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
Net income (loss)	$(7,478)	$5,561
Interest expense, net	35	33
Income tax expenses	5	30
Depreciation and amortization	266	131
EBITDA	(7,172)	5,755

Change in fair value of contingent consideration	(200)	-
Change in fair value of warrant liabilities	(1,028)	(8,711)
Change in fair value of investments	2,941	-
Legal settlement expenses	1,118	-
Stock based compensation	351	517
Adjusted EBITDA	$(3,990)	$(2,439)
Adjusted EBITDA margin	-45.7%	-25.0%

As of March 31, 2023, Biofrontera had cash and cash equivalents of $13.5 million compared with $17.2 million as of December 31, 2022. In addition, the Company had a $7.6 million investment in shares of Biofrontera AG as of March 31, 2023, and recently entered a $6.5 million secured line of credit. The Company believes its cash and cash equivalents are sufficient to fund operations for at least the next 12 months. Based on current operating plans and financial forecasts, we expect that our revolving line of credit and expected proceeds from the sale of our investment in Biofrontera AG in addition to our current cash and cash equivalents will be sufficient to fund our operations for at least the next twelve months from the date of issuance of our financial statements. However, we expect to have to obtain either equity or additional debt financing to support our future long-term growth and to mitigate the risk of our operating costs significantly exceeding the amounts currently estimated.

Financial Expectations

Biofrontera Inc. affirms its previously announced expectations for full-year 2023 growth in revenue to be at least 25% compared with 2022 and expects to be cash flow positive within approximately two years.

Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 8:30 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, May 12, 2023
Time:	8:30 a.m. Eastern time
Conference Call:	1-888-506-0062 (U.S. toll-free)
1-973-528-0011 (international)
Access Code: 104591
Webcast:	Live and 90-day replay webcast are available here and at investors.biofrontera-us.com.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatologic conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the growth strategy for Biofrontera Inc.’s (the “Company”) 2023 revenue guidance, liquidity, proceeds from the sale of equity investments, clinical trials for Ameluz® and potential for label expansion, improved market opportunities, growth of the Company’s salesforce and its sales territories and the impact of expanding the Company’s salesforce on growth. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to regain compliance with Nasdaq continued listing standards, the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

(Tables follow)

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,505	$17,208
Investment in equity securities	7,596	10,548
Accounts receivable, net	4,116	3,748
Other receivables, related party	3,750	3,658
Inventories	6,670	7,168
Prepaid expenses and other current assets	1,586	810

Total current assets	37,223	43,140

Other receivables long term, related party	-	2,813
Property and equipment, net	197	204
Operating lease right-of-use assets	1,234	1,375
Intangible asset, net	2,927	3,032
Other assets	384	320

Total assets	$41,965	$50,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	887	1,278
Accounts payable, related parties	912	1,312
Acquisition contract liabilities, net	7,032	6,942
Operating lease liabilities	484	498
Accrued expenses and other current liabilities	11,135	10,864

Total current liabilities	20,450	20,894

Long-term liabilities:
Acquisition contract liabilities, net	2,200	2,400
Warrant liabilities	1,815	2,843
Operating lease liabilities, non-current	725	848
Other liabilities	24	21

Total liabilities	25,214	27,006

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2023 and December 31, 2022	-	-
Common Stock, $0.001 par value, 300,000,000 shares authorized; 26,699,002 shares issued and outstanding as of March 31, 2023 and December 31, 2022	27	27
Additional paid-in capital	103,721	103,370
Accumulated deficit	(86,997)	(79,519)

Total stockholders’ equity	16,751	23,878

Total liabilities and stockholders’ equity	$41,965	$50,884

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three Months Ended March 31,
	2023	2022

Products revenues, net	$8,715	$9,736
Revenues, related party	18	15

Total revenues, net	8,733	9,751

Operating expenses
Cost of revenues, related party	4,547	4,975
Cost of revenues, other	51	175
Selling, general and administrative	9,800	7,616
Selling, general and administrative, related party	27	95
Change in fair value of contingent consideration	(200)	-

Total operating expenses	14,225	12,861

Loss from operations	(5,492)	(3,110)

Other income (expense)
Change in fair value of warrant liabilities	1,028	8,711
Change in fair value of investments	(2,941)	-
Interest expense, net	(35)	(33)
Other income (expense), net	(33)	23

Total other income (expense)	(1,981)	8,701

Income (loss) before income taxes	(7,473)	5,591
Income tax expense	5	30

Net income (loss)	$(7,478)	$5,561

Income (loss) per common share:
Basic	$(0.28)	$0.33
Diluted	$(0.28)	$0.32

Weighted-average common shares outstanding:
Basic	26,699,002	17,104,749
Diluted	26,699,002	17,133,218

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